Exhibit 99.1

Company Press Release

Tuesday February 15, 2005

Advant-e Corporation Announces 2004 Financial Results, Record Revenue and Earnings

Company Reports 22% Increase in Revenue, 118% Increase in Net Income over Prior Year

DAYTON, Ohio, Tuesday February 15, 2005 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the year ending December 31, 2004.

For the period the Company reported revenues of $3,600,732 compared to $2,942,992 for the fiscal year ended 2003. The 22% increase in revenue is attributed to the continued expansion and market acceptance of the Company’s Internet-based electronic commerce subscription services. Net income for 2004 was $469,323 or $.08 per share ($.07 per share fully diluted) compared to $215,175, or $.04 per share in 2003.

For the fourth quarter of 2004 the Company reported revenue of $990,077 and net income of $127,111, or $.02 per share ($.01 per share fully diluted), compared to revenue of $818,641 and net income of $182,836, or $.03 per share, in the fourth quarter of 2003. The reduction in net income for the quarter is attributable to an income tax benefit in the fourth quarter of 2003 of $10,184, compared to an income tax expense of $97,000 for the fourth quarter of 2004. Income before taxes in the fourth quarter of 2004 increased by 30% over the same period in 2003.

Commenting on the year-end results, Mr. Wadzinski, CEO of Advant-e stated, “2004 was another great year for us. We exceeded our goal of 20% pretax profitability and significantly improved our overall financial condition. While software revenue continued its expected decline, our internet-based revenue continued its growth by increasing 27% in 2004 and accounted for 97% of revenue. Our strategy of expanding the use of our solutions to markets outside of the grocery industry has shown early success with our recent win in the automotive manufacturing sector. I would like to thank the dedicated team at Edict Systems for their outstanding effort and delivering a record year.”

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based solutions including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.MfgEC.com, and www.WebEDI.com. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2004	2003
Revenue	$3,600,732	2,942,992
Cost of revenue	1,239,179	1,146,680

Gross Margin	2,361,553	1,796,312

Marketing, general and administrative expenses	1,562,621	1,383,489

Operating income	798,932	412,823
Interest	2,209	188,402

Income before taxes	796,723	224,421
Income taxes	327,400	9,246

Net income	$469,323	215,175

Basic earnings per common share	$0.08	0.04

Diluted earnings per common share	$0.07	0.04

Weighted average common shares outstanding	6,244,917	5,702,751

Weighted average common shares outstanding, assuming dilution	6,587,285	5,794,365

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,
	2004	2003
Revenue	$990,077	818,641
Cost of revenue	325,474	269,174

Gross margin	664,603	549,467

Marketing, general and administrative expenses	440,492	327,778

Operating income	224,111	221,689
Interest	—	49,037

Income before taxes	224,111	172,652
Income taxes (benefit)	97,000	(10,184)

Net income	$127,111	182,836

Basic earnings per common share	$0.02	0.03

Diluted earnings per common share	$0.01	0.03

Weighted average common shares outstanding	6,244,917	5,826,635

Weighted average common shares outstanding, assuming dilution	6,461,143	6,022,358

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
Assets

Current Assets
Cash and cash equivalents	$944,892	216,448
Accounts receivable, net	290,394	215,895
Prepaid expenses and deposit	26,420	16,187
Deferred income taxes	—	266,400

Total current assets	1,261,706	714,930

Software development costs, net	298,809	481,678

Property and equipment, net	271,604	168,687

Total assets	$1,832,119	1,365,295

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$39,681	72,172
Accrued salaries and other expenses	99,810	71,867
Income taxes payable	26,000	—
Deferred revenue	142,788	90,931
Notes payable	—	94,965

Total current liabilities	308,279	329,935

Long-term liabilities
Deferred income taxes	191,000	156,000

Total liabilities	499,279	485,935

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding	6,245	6,245
Paid-in capital	1,475,584	1,491,427
Accumulated deficit	(148,989)	(618,312)

Total shareholders’ equity	1,332,840	879,360

Total liabilities and shareholders’ equity	$1,832,119	1,365,295

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003
Cash flows from operating activities
Net income	$469,323	215,175
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	80,637	51,517
Amortization of software development costs	332,430	290,852
Deferred income taxes	301,400	9,246
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	—	70,129
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(74,499)	(58,240)
Prepaid expenses	(10,233)	37,213
Accounts payable	(32,491)	(86,148)
Income taxes payable	26,000	—
Accrued salaries, interest and other expenses	28,776	21,433
Accrued interest	(833)	(94,151)
Deferred revenue	51,857	(2,962)

Net cash provided by operating activities	1,172,367	454,064

Cash flows from investing activities
Purchases of equipment	(183,554)	(48,615)
Software development costs	(149,561)	(137,574)

Net cash used in investing activities	(333,115)	(186,189)

Cash flows from financing activities
Payments on notes	(94,965)	(138,929)
Payments of direct costs of securities registration	(15,843)	(11,238)

Net cash used in financing activities	(110,808)	(150,167)

Net increase in cash and cash equivalents	728,444	117,708

Cash and cash equivalents, beginning of period	216,448	98,740

Cash and cash equivalents, end of period	$944,892	216,448

Supplemental disclosures of cash flow information
Interest paid	$3,043	212,424
Non-cash transactions
Conversion to common stock of convertible subordinated notes and related accrued interest	—	628,040
Fair value of warrants issued with convertible subordinated notes	—	24,750

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.